Exhibit 10.1

DEFERRED STOCK AWARD
FOR
NON-EMPLOYEE DIRECTOR
ISSUED UNDER
RYDER SYSTEM, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
20XX TERMS AND CONDITIONS
The following terms and conditions apply to the deferred stock award (the “Award”) granted in 20XX by Ryder System, Inc. (the “Company”) to each of the Company’s Non-Employee Directors who elect to receive some or all of his or her annual retainer in the form of stock on a deferred basis (“Elected Deferred Stock”) under the Ryder System, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”), which election shall be specified in the applicable Stock Award Distribution Election Form (the “Election Form”). The terms and conditions contained herein may be amended by the Committee as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan.

1.
General. This Award represents the right to receive Shares on a specified date on the terms and conditions set forth herein and in the Election Form and the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). The Award is in the form of Restricted Stock Units (“RSUs”), pursuant to the Election Form. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant. In the event there is an express conflict between the provisions of the Plan and those set forth in any Award Document, the terms and conditions of the Plan shall govern.

2.
Number of Shares under Award. Pursuant to this Award, RSUs for a number of Shares corresponding to each Non-Employee Directors’ Elected Deferred Stock Award were granted as of the Grant Date specified in the Notification Letter (the “’Grant Date”).

3.	Vesting of RSUs. The RSUs are fully vested as of the Grant Date.

4.	Timing of Delivery of Shares.

(a)
Delivery of the Shares relating to the Award will occur (or, if installment payments are elected pursuant to the Election Form, commence) within 30 days following the Non-Employee Director’s separation from service on the Board. Payment will be made in the form elected in the Election Form (lump sum or equal annual installments).

(b)	Notwithstanding the foregoing, the following provisions apply in the event of a Change of Control:

(i)
In the event that a Change of Control occurs that constitutes a “409A Compliant COC” (as defined below), Shares with respect to all of the then outstanding Award will be delivered to the Non-Employee Director in a lump sum upon the occurrence of such Change of Control.

(ii)
In the event that a Change of Control does not constitute a 409A Compliant COC, the Award will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Non-Employee Director in accordance with the otherwise applicable distribution schedule set forth in the Election Form.

(iii)
For purposes of this Agreement, a “409A Compliant COC” means a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

5.
Rights as a Shareholder; Dividend Equivalent Rights. The holder of the Award will not have the rights of a shareholder of the Company with respect to Shares subject to the Award until such Shares are actually delivered. However, with respect to all RSUs held by the Non-Employee Director, once per year the Company will credit the Non-Employee Director with dividend equivalents in respect of dividends declared on Shares during the prior year while the RSUs are outstanding, in the form of additional RSUs based on the Fair Market Value of the Shares on the dividend payment date, and such additional RSUs will be paid on the same date and subject to the same terms and conditions as are applicable to the RSUs on which they were credited.

6.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board, officer, or employee of the Company arising out of or in connection with the Award or the Award Documents must be brought within three years from the date of the act or omission in respect of which such right of action

Exhibit 10.1

arises. The Award and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

7.
No Assignment. A Participant’s rights and interest under the Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Award or the Award Documents.

8.
Unfunded Plan. Any Shares or other amounts owed under the Award shall be unfunded. The Company shall not be required to establish any special or separate; fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

9.
Section 409A. The Award is intended to comply with Section 409A of the Code or an exemption, and delivery of Shares and other payments pursuant to the Award may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. All references to a separation from service shall mean a “separation from service” under Section 409A. The Award shall be administered consistent with Section 9.17 of the Plan.

10.
Company Policies. The Award and any cash or Shares delivered pursuant to the Award shall be subject to all applicable policies that may be implemented by the Company’s Board of Directors from time to time, including the Company’s share ownership guidelines as in effect from time to time.